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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

       We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated August 6, 2014, with respect to (i) the balance sheet of Landmark Infrastructure Partners LP and (ii) the combined financial statements and schedule of Landmark Infrastructure Partners LP Predecessor, included in Amendment No. 1 to the Registration Statement on Form S-11 (333-199221) and related Prospectus of Landmark Infrastructure Partners LP dated October 29, 2014 for the registration of its common units representing limited partner interests.

/s/ Ernst & Young LLP Irvine, California October 29, 2014

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm